Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, Florida	October 22, 2018

 DYCOM INDUSTRIES, INC. ANNOUNCES NEW FIVE-YEAR
AMENDED AND RESTATED CREDIT AGREEMENT

Palm Beach Gardens, Florida, October 22, 2018 - Dycom Industries, Inc. (NYSE: DY) today announced that it has entered into a new amended and restated credit agreement.  The new agreement increases the maximum revolver commitment to $750.0 million from $450.0 million, and increases the outstanding term loan to $450.0 million from $346.0 million, which was outstanding as of July 28, 2018. The maturity date of the agreement was extended to October 19, 2023.

Bank of America, N.A. is the Administrative Agent, Swingline Lender and an L/C Issuer for the facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc. acted as Joint Lead Arrangers and Joint Bookrunners, and Wells Fargo Bank, National Association and SunTrust Bank acted as Co-Syndication Agents.

Further details regarding the credit agreement amendment will be available in a Current Report on Form 8-K.

Dycom is a leading provider of specialty contracting services throughout the United States and in Canada. These services include project management, engineering, construction, maintenance and installation services for telecommunications providers, underground facility locating services for various utilities, including telecommunications providers, and other construction and maintenance services for electric and gas utilities.